SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is made and entered between Skyline Champion Corporation, a Indiana corporation, with its principal place of business at 2520 Bypass Road, Elkhart, IN 46514, and its parents, subsidiaries, affiliates, divisions and related entities (collectively "Employer") and Jon S. Pilarski (“Employee”).

WHEREAS, Employee has been employed by Employer and/or its affiliated entities or subsidiaries and Employee has been notified that such employment was terminated effective May

31, 2019 (“Separation Date”) for all purposes and benefits whatsoever, except as otherwise specifically set forth in this Agreement, and

WHEREFORE, the Parties hereby agree as follows:

1.Monetary Payment.  Upon Employee’s execution and delivery to Employer of this Agreement and the expiration of the revocation period without revocation of this Agreement by Employee, Employer will make payments, as listed in the attached Exhibit A (which Exhibit A is incorporated by reference in full in this Paragraph 1) to Employee (“Severance Amount”). Employee agrees that the consideration set forth in attached Exhibit A is consideration to which Employee is not otherwise entitled under any contract, policy, procedure, custom or usage of Employer. This payment(s), less applicable tax withholdings, shall be tendered to Employee pursuant to the schedule set forth in Exhibit A assuming Employee signs this Agreement and this Agreement remains unrevoked at the completion of a seven (7) day revocation period (“Effective Date”).

2.General Release.  In consideration of the payment provided for by this Agreement, Employee, on behalf of Employee and Employee’s agents, heirs, successors and assigns, hereby finally and unconditionally releases and forever discharges Employer, and any and all of its parents, subsidiaries, affiliates and other related companies, as well as any and all of their past and present officers, directors, agents, employees, partners, shareholders, predecessors, successors and assigns, separately and collectively (“Released Parties”), and each of them, from any and all claims, including any common law claims, debts, liabilities, demands, damages, wages, charges, promises, acts, agreements, costs and expenses (including any claim for attorneys’ fees), actions and causes of action, or any claim for violation of civil rights, or of any violation of state, local, or federal law, (or constitution), including, but not limited to claims based on race, sex, national origin, ancestry, religion, age (including under the federal Age Discrimination in Employment Act), disability, medical condition, marital status, or sexual orientation under Title VII of the Civil Rights Act, the Americans with Disabilities Act or denial of leave under the Family & Medical Leave Act, or any other disability leave laws, or claims under laws such as the Employee Retirement Income Security Act of 1978 (“ERISA”) whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as “Claims”), including, but not limited to, any claims which arise out of or are in any way connected with Employee’s employment with Employer, or Employee’s relationship with Employer, or the termination of said relationship, or any claims which may be asserted on Employee’s behalf by any state or federal government agency including the Americans with Disabilities Act; the

Immigration Reform and Control Act; the Occupational Safety and Health Act, as amended; or the Equal Pay Act.  This release does not pertain to any claim or right which is not otherwise waivable pursuant to statute or law.

Employee enters into this Agreement on behalf of Employee and his/her spouse, heirs, successors, assigns, executors and representatives of every kind, if any.  Employee understands that this Agreement contains a final release and that Employee may make no further claim for any personal or monetary relief for himself/herself against the Released Parties.

Nothing in this Agreement, including the non-disparagement or confidentiality provisions, is intended to discourage or restrict Employee from challenging the validity of the Agreement under the Older Workers Benefit Protection Act of 1990 (OWBPA), or filing a charge, cooperating with an investigation by, or providing information to, the EEOC, the NLRB, or any state or local civil rights or employment practices agency. However, this Agreement prohibits Employee from obtaining any personal or monetary relief based on such a charge or any other method. Additionally, other than for claims challenging the validity of the Agreement under the ADEA or OWBPA, Employee covenants not to sue and understands and agrees that if Employee files suit or if Employee becomes a class member in a lawsuit, Employee must first tender the separation benefits back to Company.

Nothing in this Agreement prohibits Employee from cooperating with any government agency. Employee also agrees that:

(a)	Employee has been properly paid for all hours worked;

(b)	Employee has not suffered any on the job injury for which Employee has not already filed a claim; and

(c)	Employee has been properly provided any leaves of absence because of Employee’s health condition or a family member’s health condition.

3.Waiver of Claims.  Employee irrevocably and unconditionally releases, forever discharges, indemnifies and holds harmless Employer and any parents, subsidiaries, divisions, related entities or affiliates, employees or agents from all claims Employee believes or, at a later date, may believe Employee has against Employer, or any of its subsidiaries, divisions, related entities or affiliates, officers, employees or agents for any action as of the date of this Agreement.

4.Waiver of Age Discrimination Claim.  Employee understands and acknowledges that the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, provides employees with the right to bring a claim against Employer for discrimination on the basis of age.  Employee understands the rights afforded under the ADEA and agrees that Employee releases and waives all claims under the ADEA, including, but not limited to, back pay, attorneys’ fees, damages, reinstatement and/or injunctive relief.  Employee understands that Employee is not hereby waiving any rights or claims that may arise after the date this Agreement is executed.

5.Review Period.  Employee is advised to consult with an attorney before executing this Agreement.  Employee acknowledges that the benefits provided in this Agreement are greater than those to which Employee is entitled by any contract, employment policy, or otherwise.  Employee has entered into this Agreement knowingly and voluntarily without coercion.  Employee has been given up to 45 days to consider this Agreement.  This Agreement will not become enforceable or effective until the Effective Date.

6.Receipt of Informational Disclosure.  An informational disclosure is attached to this Agreement as Exhibit B.  Employee acknowledges receipt of this list, which includes:

(a)the group of individuals covered by the termination program;

(b)the eligibility factors for the program;

(c)the time limits to sign the Agreement;

(d)the job titles and ages of the individuals affected by the program; and

(e)	the job titles and ages of the individuals in the same job classification or organizational unit who are not affected by the program.

Employee enters into this Agreement on behalf of Employee and his/her spouse, heirs, successors, assigns, executors and representatives of every kind, if any.  Employee understands that this Agreement contains a final release and that Employee may make no further claim for any personal or monetary relief for himself/herself against the Released Parties.

7.COBRA.  Employee hereby acknowledges Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and agrees to notify WageWorks within sixty (60) days of the Employee’s separation if Employee elects to continue coverage under the Company-sponsored health plan through self-payment.  Employee acknowledges that failure to file said election with WageWorks or failure to make payment when due will result in the termination of health benefits under the Company-sponsored Plan in accordance with applicable law.

8.Indemnification.  Employee will indemnify and hold harmless the parties herein released from any loss, claim, expense, demand or cause of action of any kind or character incurred directly or indirectly by reason of the falsity or inaccuracy of any representation herein by Employee.

9.Cooperation. Employee agrees that, for no additional consideration, he/she will cooperate with Employer in the transition of the services provided.  In that regard, Employee agrees to communicate with Employer, its agents and attorneys, at reasonable times and places, and respond to inquiries relating to the subject matter of the services that he/she provided to Employer. Employee also agrees to cooperate with respect to the defense of any lawsuit that relates to his/her performance of his duties while employed at Employer. Such cooperation includes meeting with Employer's attorneys at reasonable dates and times and providing requested information.

10.Proprietary and Trade Secret Information.  Employee acknowledges and agrees that during and only by virtue of Employee’s employment with Employer, Employee has had access to and became acquainted with certain proprietary and trade secret information of Employer.  Such proprietary and trade secret information includes but is not necessarily limited to: (a) confidential information regarding Employer’s operations and~~,~~ businesses; (b) confidential information regarding the identities, abilities, talents and business relationships and contacts of its personnel and other parties with whom it contracts; (c) confidential information regarding the Employer’s customers, including, but not limited to, customer identities and preferences; (d) confidential information regarding the Employer’s finances, marketing plans and strategies; (e) confidential information regarding the Employer’s litigation strategies; and (f) confidential information regarding the Employer’s pricing and billing strategies, policies and practices.  Employee promises and agrees not to disclose any such proprietary or trade secret information, directly or indirectly~~.~~, or to otherwise use such information in any way, including, but not limited to, soliciting the customers or employees of the Employer, except as may be authorized in writing signed by an officer of Employer, or for as long as such information remains a trade secret, whichever period is shorter. However, nothing in this Agreement is intended to discourage Employee from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2)  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

11.Company Property; Expenses:  On Employee’s termination date, Employee will return to the Company all documents and other property belonging to the Company, including items such as keys, building access cards, credit cards, pagers, computers and phones which have not already been returned by Employee and receipt acknowledged by the Company.  Employee agrees not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as defined below.

12.Non-Disparagement.  Employee agrees that he/she will not defame Employer or any Released Party or make any disparaging remarks or negative comments or statements about Employer or the Released Parties to any client, vendor, or competitor of Employer, or to any other person or entity.  This provision is not intended to interfere with Employee’s ability to provide truthful information to a governmental agency.

13.Integrated Agreement.  This Agreement reflects the full understanding and agreement of the Parties, and supersedes, replaces and renders void and unenforceable, all prior or contemporaneous agreements associated with or in any manner related to the subject matter of this Agreement.  No modifications to this Agreement are effective unless in writing, signed by Employer and Employee.

14.Right to Revoke.  Employee has the right to revoke this Agreement for any reason within seven (7) days after Employee signs it. To be effective, Employee’s notice of revocation must be in writing and must be hand-delivered or mailed to Roger K. Scholten, General Counsel, Skyline Champion Corporation, 755 West Big Beaver Road, Suite 1000, Troy, MI 48084.  If mailed, the revocation must be postmarked within the seven (7) day period, properly addressed and sent by certified mail, return receipt requested.  If hand-delivered, it must be given to Roger K. Scholten at Skyline Champion Corporation within the seven (7) day period.  This Agreement shall not become effective until the seven (7) day revocation period has expired.

15.Confidentiality.  This Agreement and its terms shall be kept confidential and private between the Parties to the Agreement.  Employee agrees not to disclose or cause the disclosure of the monetary or other terms of this Agreement, other than as required by law or as necessary for the preparation of tax returns and other tax-related matters.  Employee acknowledges that it would be extremely difficult or impractical at this time to ascertain the damages that would occur as a result of a breach of the confidentiality provision of this Agreement. If Employee breaches the confidentiality provisions of this Agreement, the sum of (amount equal to 25% of the payment) shall be paid to Employer as liquidated damages.

16.Governing Law.  Michigan law, including Michigan law regarding choice of law and conflicts of law, shall govern this Agreement.

17.Severability.  The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

IN WITNESS WHEREOF, the Parties to this Agreement acknowledge that they have fully read, understood, agreed to, and executed this Separation Agreement and Release on the dates written below.  No modifications of this Agreement are effective unless in writing, signed by Employer and Employee.

IN WITNESS WHEREOF, Employer and Employee have executed this Agreement as of the date and year first above written.

EMPLOYEE

/s/Jon S. Pilarski

Jon S. Pilarski

Date: May 6, 2019

SKYLINE CHAMPION CORPORATION

By:/s/ Roger K Scholten

Date: May 6, 2019

Exhibit A

Payments to Jon S. Pilarski

A.

Fifty-two weeks of salary continuation based on annual base salary of $229,500. will be paid on the regular payroll cycle after May 31, 2019 through May 30, 2020, (“Salary Continuation Ending Date”), equivalent to $8,826.93 bi-weekly, less applicable withholdings.

B.

Employee may continue current Employer-provided medical, dental and vision coverages at the existing cost-sharing arrangement until no later than May 31, 2019.  The eighteen (18) month COBRA period will commence on June 1, 2019.  If Employee elects to continue benefit coverage beyond May 31, 2019, Employee will be solely responsible for the full COBRA cost beginning no later than June 1, 2019.

I, Jon S. Pilarski, understand that Paragraph 5 of the attached Separation Agreement and Release (“Agreement”) specifically provides me with up to forty-five (45) days within which to consider the Agreement.  By signing this Voluntary Waiver, I knowingly and voluntarily choose to waive the remainder of the forty-five (45) day time period and accept a shortening of the forty-five (45) day time period to the date of my signing of this Voluntary Waiver and the Agreement, without any inducement by Employer, whether through fraud, misrepresentation, oral or written statements or promises, threats to withdraw or alter the consideration offered in the Agreement prior to the expiration of the forty-five (45) day time period, or any other act.

I further understand and agree that all other provisions of the Agreement continue to apply to me and specifically acknowledge and understand that the seven (7) day revocation period set forth in Paragraph 14 of the Agreement has not been shortened or waived and will commence as of the date of my signing of this Voluntary Waiver and the Agreement.

/s/ Jon S. PilarskiJon S. Pilarski

Dated:  May 6, 2019